As filed with the Securities and Exchange Commission on May 23, 2023

Registration No. 333-166601

Registration No. 333-181685

Registration No. 333-193970

Registration No. 333-143048

Registration No. 333-195633

Registration No. 333-218086

Registration No. 333-226020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ITRON, INC.

(Exact name of Registrant as specified in its charter)

Washington	91-1011792
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2111 N. Molter Road

Liberty Lake, Washington 99019

(Address of principal executive offices, including zip code)

ITRON, INC. SECOND AMENDED AND RESTATED

2010 STOCK INCENTIVE PLAN

ITRON, INC. 2012 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Joan S. Hooper

Senior Vice President and Chief Financial Officer

Itron, Inc.

2111 N. Molter Road

Liberty Lake, Washington 99019

(509) 924-9900

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) incorporates by reference the contents of the Registration Statements on Form S-8 filed by Itron, Inc. (“Itron” or the “Registrant”) with the U.S. Securities and Exchange Commission on the following dates:

•	May 6, 2010 (File No. 333-166601)

•	May 24, 2012 (File No. 333-181685)

•	February 14, 2014 (File No. 333-193970)

•	February 14, 2014 (File No. 333-143048)

•	May 1, 2014 (File No. 333-195633)

•	May 18, 2017 (File No. 333-218086)

•	June 29, 2018 (File No. 333-226020)

each as amended from time to time (the “Registration Statements”).

This Amendment incorporates by reference the contents of the Registration Statements and is being filed for the purpose of reallocating 500,000 shares of the Registrant’s common stock, no par value (the “Common Stock”) that were originally registered for issuance under the Registrant’s Second Amended and Restated 2010 Stock Incentive Plan (the “2010 Stock Incentive Plan”) to the 2012 Employee Stock Purchase Plan (“2012 ESPP”).

On May 11, 2023, the shareholders of the Registrant approved the amendment of the 2012 ESPP to increase the number of shares available for issuance under the 2012 ESPP by 500,000 additional shares without seeking an increase to newly authorized shares. As of December 31, 2022, the Registrant had 58,633 shares available for purchase under the 2012 ESPP. The Registrant estimates the remaining shares will be insufficient to allow the Registrant to continue to offer the 2012 ESPP beyond the next offering period commencing on July 1, 2023. With this filing, the aggregate amount of shares of the Registrant’s Common Stock originally registered on the Registration Statements is hereby reallocated to the 2012 ESPP as shown, including shares previously issued or subject to existing awards:

Plan Name	Shares
Itron, Inc. Second Amended and Restated 2010 Stock Incentive Plan	10,375,000
Itron, Inc. 2012 Employee Stock Purchase Plan	1,125,000

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

•

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 27, 2023, which contains audited financial statements for the most recent fiscal year for which such statements have been filed (including those portions of our Definitive Proxy Statement for the 2023 Annual Meeting of Shareholder that are incorporated by reference in our Form 10-K);

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 4, 2023, which contain unaudited interim financial statements;

•

The Registrant’s Current Reports on Form 8-K filed on February 27, 2023, and April 17, 2023, provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Registration Statement; and

•	The description of the Registrant’s Common Stock as set forth as Exhibit 4.12 in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 27, 2023.

•

The Registrant filed Form 8-K on May 11, 2023 for its 2023 Annual Meeting of Shareholders, whereby five proposals were voted upon at the Annual Meeting, including the approval of the amendment of Itron, Inc. 2012 ESPP.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof (other than those Current Reports on Form 8-K which “furnish” information pursuant to Item 2.02 or Item 7.01 of such report and exhibits furnished in connection therewith), and prior to the filing of a post-effective amendment, which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

Itron, Inc.

2111 N. Molter Road

Liberty Lake, Washington 99019

Attention: Investor Relations

(509) 924-9900

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Under the Washington Business Corporation Act, a corporation may indemnify directors against reasonable expenses for liability incurred in the defense of any proceeding to which such individuals were a party because of their position with the corporation. The director must have acted in good faith and reasonably believed that the conduct in the individual’s official capacity was in the best interests of the corporation and in all other cases that the conduct at least was not opposed to the corporation’s best interests. Indemnity is available for criminal proceedings if the individual had no reasonable cause to believe the conduct was unlawful. The Washington Business Corporation Act prohibits indemnification, however, in connection with any proceeding by or in the right of the corporation in which the individual is adjudged liable to the corporation or in connection with any other proceeding in which the individual was charged with and found liable for receiving an improper personal benefit. Washington law also provides for discretionary indemnification of officers. Under no circumstances, however, may any director or officer be indemnified for:

•	acts or omissions finally adjudged to be intentional misconduct or a knowing violation of the law;

•	conduct of a director or officer finally adjudged to be an unlawful distribution; or

•

any transaction with respect to which it was finally adjudged that the director or officer personally received a benefit in money, property, or services to which the director or officer was not legally entitled.

Section 10 of Itron’s amended and restated bylaws provide this indemnification to directors and officers to the full extent of the law. This right to indemnification includes the right to advancement of expenses upon an undertaking by the director or officer to repay the expenses if it is later determined that such indemnitee was not entitled to indemnification. Under Itron’s amended and restated bylaws, this right to indemnification is a contract right. Itron’s amended and restated bylaws provide that it may maintain insurance to protect any director or officer against any loss, liability or expense whether or not Itron would have the power to indemnify such person against such loss, liability or expense under the Washington Business Corporation Act.

Itron’s amended and restated bylaws also authorize Itron to enter into contracts with any director or officer in furtherance of the provisions of the restated bylaws regarding indemnification and to create a trust fund, grant a security interest or use other means to ensure the payment of amounts necessary to effect this indemnification.

Unless limited by the corporation’s articles of incorporation, Washington law requires indemnification if the director or officer is wholly successful on the merits of the action or otherwise. Any indemnification of a director in a derivative action must be reported to the shareholders in writing with or before notice of the next shareholders’ meeting. Article 9 of Itron’s amended and restated articles of incorporation provides that a director will not be liable to Itron or its shareholders for monetary damages for conduct as a director to the full extent of Washington law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

5.1	Opinion of Perkins Coie LP regarding legality of the Common Stock being registered

10.1	Itron, Inc. Second Amended and Restated 2010 Stock Incentive Plan

10.2	Itron, Inc. 2012 Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed with the Commission on March 21, 2023)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

Item 9.	Undertakings.

Incorporated by reference to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Liberty Lake, State of Washington, on the 22nd day of May 2023.

ITRON, INC.

/s/ JOAN S. HOOPER
Joan S. Hooper
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Thomas L. Deitrich and Joan S. Hooper, or either of them, as attorneys-in-fact, with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to the Registration Statement or this Post-Effective Amendment No. 1 to the Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 22nd day of May 2023.

Signature	Title

/S/ THOMAS L. DEITRICH Thomas L. Deitrich	President and Chief Executive Officer, Director (Principal Executive Officer)

/S/ JOAN S. HOOPER Joan S. Hooper	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ DIANA D. TREMBLAY Diana D. Tremblay	Chair of the Board, Director

/S/ MARY C. HEMMINGSEN Mary C. Hemmingsen	Director

/S/ FRANK M. JAEHNERT Frank M. Jaehnert	Director

/S/ JEROME J. LANDE Jerome J. Lande	Director

/S/ TIMOTHY M. LEYDEN Timothy M. Leyden	Director

/S/ SANTIAGO PEREZ Santiago Perez	Director

/S/ LYNDA L. ZIEGLER Lynda L. Ziegler	Director